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                                                                  EXHIBIT 5
                         PATRICK R. SUGHROUE, P.C.

                          3777 Sparks Drive S.E.
                                 Suite 130
                          Grand Rapids, MI 49546
Patrick R. Sughroue
Ethan M. Powsner                 _________              Tel: (616) 940-3399
   ___________                                          Fax: (616) 940-3592
Angela J. Pearson,
Legal Assistant           A PRIMERUS LAW FIRM         E-Mail: prspc@aol.com

                               June 10, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re: Registration of Form S-8; 300,000 Shares of Common Stock

Gentlemen:

I have acted as counsel to Energy Search, Incorporated (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 300,000 shares (the "Shares") of Common Stock, no par value, of the Company in connection with the Energy Search, Incorporated Stock Option and Restricted Stock Plan of 1998.

I have examined the Company's Charter and Bylaws and such other corporate records of the Company, documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

PATRICK R. SUGHROUE, P.C.

/s/ Patrick R. Sughroue